Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of:
Seanergy Maritime Corp.
We consent to the incorporation by reference in the Registration Statements on the Post-Effective Amendment No. 2 on Form F-3 to Form F-1, file Nos. 333-144436 and 333-146281, of our report dated March 12, 2008 relating to the financial statements of Seanergy Maritime Corp. as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from August 15, 2006 (Inception) to December 31, 2006, and the period from August 15, 2006 (Inception) to December 31, 2007 (Cumulative), which appears in the Seanergy Maritime Corp. Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008. We also consent to the reference to our firm under the caption “Experts”.
/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
October 6, 2008

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